Exhibit 10.1
2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000
May 19, 2026
Ali El-Haj
41 Tuckahoe Road
Easton, CT 06612
Dear Mr. El-Haj,

It is a pleasure to confirm an offer for the position of President and Chief Executive Officer of Rogers Corporation (the “Company” or “Rogers”) (subject to the conditions described below). Rogers does not enter into employment contracts, and your employment will continue to be “at will.” As of the appointment date (defined below), the compensation package described below supersedes any prior discussions, written or oral, related to your compensation package with Rogers, to the extent inconsistent with any prior agreements that are currently in effect. For the avoidance of doubt, the time-based restricted stock unit award granted to you on July 12, 2025 in accordance with the terms set forth in the applicable award agreement will not be impacted by this letter agreement. Below is a general description of the terms we expect to apply to your employment, which may be changed or modified by Rogers at any time:
The position is effective on May 19, 2026 (the “appointment date”).
The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:
•Your starting salary will be 750,000 USD per year, which is paid bi-weekly. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.
•You will continue to be eligible to participate in the Annual Incentive Compensation Plan (“AICP”). Your target bonus opportunity under the AICP for 2026 will remain at 100% of base salary. Awards are subject to the terms of the AICP and approval by the Compensation and Organization Committee (the “Committee”).
•You will receive a long-term incentive grant for 2026, valued at 5,000,000 USD, effective on the appointment date, comprised of (i) 3,200,000 USD allocated to time-based restricted stock units (with 44% vesting on the first two anniversaries of May 28, 2026 and 12% vesting on the third anniversary thereof) and (ii) 1,800,000 USD allocated to performance-based restricted stock units (with a performance period from 2026-2028). The total number of stock units (assuming a “target” performance level for the performance-based restricted stock units) will be determined by dividing the grant value specified above by the average closing stock price for the 30 trading days prior to your date of appointment.
•You will continue to be eligible for four (4) weeks of vacation annually, prorated for partial years of employment.

Exhibit 10.1
2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000
You will have the opportunity to participate in the retirement, health and other benefit programs provided to executives of Rogers, provided that you meet the eligibility requirements of such programs, and subject to the right of Rogers to amend or terminate such programs in accordance with their terms. You will also be eligible to participate in the Rogers Corporation Executive Severance Plan. For the purpose of determining “years of vesting service” (or a similar concept) under any program, plan or arrangement maintained by Rogers or its affiliates, you will not receive service credit for the time that you served as a consultant to the Company prior to your commencement of employment with Rogers on July 12, 2025.
You previously signed an agreement regarding confidentiality of trade secrets and confidential business information and setting forth certain restrictive covenants (Employment, Invention, Confidentiality and Non- Compete Agreement), which agreement continues to remain in effect in accordance with its terms.
As mentioned above, your employment is “at will,” meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice, regardless of any representations that may have been made to you. This letter does not establish a contractual employment relationship. It is Rogers' policy not to enter into employment contracts.
During your continued employment, you agree to serve, if elected, as an officer, director or trustee of the Company and any of its affiliates, and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position, without any additional compensation. Contemporaneous with the cessation of your employment for any reason, unless otherwise requested by the Company’s board of directors, you agree to resign from all officer, director and trustee positions with the Company and its affiliates and execute any documents requested by the Company and its affiliates to confirm that resignation.
You agree to continue to comply with and be bound by the policies of the Company and its affiliates as in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.
We look forward to continuing to work with you.

Sincerely,

/s/ Armand F. Lauzon, Jr.
Armand F. Lauzon, Jr.
Chair of the Board

/s/ Ali El-Haj
Offer Accepted by Ali El-Haj

CC: Jessica Morton, Sr. Vice President, General Counsel & Corporate Secretary